AMENDMENT
                                     to the
                              DECLARATION OF TRUST
                                       Of
                            OPPENHEIMER CASH RESERVES


      This Amendment Number 1 is made November 20, 2000, to the Amended and Restated Declaration of Trust of Oppenheimer Cash Reserves (the "Trust"), dated as of January 20, 1995, by the individuals executing this Amendment below as the Trustees of the Trust.

      WHEREAS, the Trustees established Oppenheimer Cash Reserves as a trust fund under the laws of the Commonwealth of Massachusetts, for the investment and reinvestment of funds contributed thereto, under a Declaration of Trust dated July 18, 1988;

      WHEREAS, the Trustees of the Trust, at a meeting held August 22, 2000, acting pursuant to section 2 of Article FOURTH of the Trust's Amended and Restated Declaration of Trust dated January 20, 1995, authorized the establishment and designation of a fourth class of shares of the Trust, and designated such class as Class N shares;

      WHEREAS, the Trust, on September 29, 2000 filed with the Securities and Exchange Commission Post-Effective Amendment No. 18 to its Registration Statement under the Securities Act of 1933, which Post-Effective Amendment is to become effective November 28, 2000 pursuant to Rule 485(b) under the Securities Act of 1933 and will include the Trust's Class N shares;

      WHEREAS, the Trustees desire to make certain permitted changes to the Trust's Amended and Restated Declaration of Trust dated January 20, 1995, pursuant to Article FOURTH, Section 1 of said Declaration of Trust, to confirm the establishment and designation of the Trust's four Classes of shares and their relative rights and preferences;

      NOW, THEREFORE, the Trust's Declaration of Trust is amended as follows:

      Article FOURTH, Section 2 of the Trust's Declaration of Trust is hereby amended by deleting the second paragraph of such Section and replacing it with the following paragraph:

      The relative rights and preferences of Class A Shares, Class B Shares, Class C Shares and Class N Shares shall be the same in all respects except that, and unless and until the Board of Trustees shall determine otherwise: (i) when a vote of Shareholders is required under this Declaration of Trust or when a meeting of Shareholders is called by the Board of Trustees, the Shares of a Class shall vote exclusively on matters that affect that Class only; (ii) the expenses and liabilities related to a Class shall be borne solely by such Class (as determined and allocated to such Class by the Trustees from time to time in a manner consistent with parts 2 and 3 of Article FOURTH); and (iii) pursuant to paragraph 10 of Article NINTH, the Shares of each Class shall have such other rights and preferences as are set forth from time to time in the then effective prospectus and/or statement of additional information relating to the Shares. Dividends and distributions on the Class A, Class B, Class C or Class N Shares may differ from the dividends and distributions on any other such Class, and the net asset value of Class A, Class B, Class C or Class N Shares may differ from the net asset value of any other such Class.
      Article FOURTH, Section 3 of the Trust's Declaration of Trust is hereby amended by deleting the first paragraph immediately preceding paragraph (a) of said Section 3 and replacing it with the following paragraph:

      3. Without limiting the authority of the Trustees set forth in part 1 of this Article FOURTH to establish and designate any further Series, the Trustees hereby establish one Series of Shares having the same name as the Trust, and said Shares shall be divided into four Classes, which shall be designated Class A, Class B, Class C and Class N. The Shares of that Series and any Shares of any further Series or Classes that may from time to time be established and designated by the Trustees shall (unless the Trustees otherwise determine with respect to some further Series or Classes at the time of establishing and designating the same) have the following relative rights and preferences:
















760-DOT(1100-Amd_N).doc

IN WITNESS WHEREOF, the undersigned have executed this instrument as of this 20th day of November, 2000.


                                                /s/ Raymond J. Kalinowski
                                                -------------------------
                                                Raymond J. Kalinowski
                                                44 Portland Drive
                                                St. Louis, MO  63131


/s/ Robert G. Avis                              /s/ C. Howard Kast
------------------                              ------------------
Robert G. Avis                                  C. Howard Kast
1706 Warson Estates Drive                             2552 East Alameda  #30
St. Louis, MO  63124                                  Denver, CO  80209


/s/ George C. Bowen                             /s/ Robert M. Kirchner
-------------------                             ----------------------
George C. Bowen                                 Robert M. Kirchner
9224 Bauer Court                                2800 S. University Blvd.  #131
Lone Tree, CO  80124                            Denver, CO  80210


                                                /s/ Bridget A. Macaskill
                                                ------------------------
                                                Bridget A. Macaskill
                                                160 East 81st Street
                                                New York, NY  10028


/s/ Jon S. Fossel
Jon S. Fossel
187 Mead Street - Box 44
Waccabuc, NY  10597


/s/ Sam Freedman                                /s/ James C. Swain
----------------                                ------------------
Sam Freedman                                    James C. Swain
4975 Lakeshore Drive                            355 Adams Street
Littleton, CO  80123                            Denver, CO  80206